Exhibit (a)(5)(c)

COMPANY CONTACT: Jon Stanner Vice President, Corporate Finance Strategic Hotels & Resorts (312) 658-5746

FOR IMMEDIATE RELEASE

TUESDAY, JUNE 8, 2010

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES RESULTS OF CASH TENDER

OFFER FOR THE AGGREGATE PRINCIPAL AMOUNT OF ITS SUBSIDIARY’S

OUTSTANDING EXCHANGEABLE NOTES

CHICAGO – June 8, 2010 – Strategic Hotels & Resorts, Inc. (the “Company”) (NYSE: BEE) today announced the expiration and final results of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding 3.50% Exchangeable Senior Notes due 2012 (the “Exchangeable Notes”) issued by the Company’s subsidiary, Strategic Hotel Funding, L.L.C. (“SH Funding”), at a purchase price of $1,000 for each $1,000 principal amount of Exchangeable Notes purchased pursuant to the Tender Offer, plus accrued and unpaid interest to, but not including, June 10, 2010, the payment date for the Tender Offer. The Tender Offer expired at 12:00 midnight, New York City time, on June 7, 2010.

Pursuant to the Tender Offer, $180.0 million aggregate principal amount of the Exchangeable Notes, representing 100% of the aggregate principal amount of the outstanding Exchangeable Notes prior to the Tender Offer, have been validly tendered and not validly withdrawn. All Exchangeable Notes validly tendered and not validly withdrawn in the Tender Offer have been accepted for payment by the Company. Payment of the aggregate consideration of approximately $181.2 million, including accrued and unpaid interest, will be made on the Exchangeable Notes accepted for purchase in accordance with the terms of the Tender Offer. SH Funding intends to promptly cancel all of the Exchangeable Notes the Company has accepted for purchase. The Company is funding the purchase of the Exchangeable Notes with a portion of the proceeds from the recent underwritten public offering of 75.9 million shares of its common stock. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. served as joint dealer managers for the Tender Offer.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The Tender Offer was made pursuant to the terms of the Company’s Offer to Purchase, dated May 10, 2010, and the related Letter of Transmittal. The Tender Offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

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About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 8,002 rooms.

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the demand for hotel rooms in our current and proposed market areas; availability of capital; ability to obtain or refinance debt or comply with covenants contained in our debt facilities; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; economic conditions generally and in the real estate market specifically, including further deterioration of the current global economic downturn and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with our disposition strategy; delays and cost overruns in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2010 and subsequent reports the Company files with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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